UnionBancorp, Inc. Announces 9% Increase in Quarterly Dividends and Extension of Stock Repurchase Program

OTTAWA, IL -- 03/23/2006 -- Scott A. Yeoman, President and Chief Executive Officer of UnionBancorp, Inc. (NASDAQ: UBCD), announced today that the Company's Board of Directors approved the payment of a 9% increase in the quarterly cash dividend on the Company's common stock. The dividend will be increased to $0.12 from $0.11 and marks the 84th consecutive quarter of dividends paid to stockholders. The dividend will be paid to stockholders of record on April 7, 2006 and will be payable on April 21, 2006.

Additionally, on March 16, 2006, the Board of Directors approved an additional 5% stock repurchase program for an 18-month period that will begin when the existing plan, approved on June 16, 2005, is completed. There are 31,751 shares remaining in the current plan, which if not completed expires on December 16, 2006. Under the new plan, the Company will repurchase up to approximately 188,000 shares of its outstanding shares of common stock in the open market or in private transactions. Purchases will be dependent upon market conditions and the availability of shares. The Company currently has 3,762,876 outstanding shares of common stock.

About the Company

UnionBancorp, Inc. is a regional financial services company based in Ottawa, Illinois, and devotes special attention to personal service and offers Bank, Trust, Insurance and Investment services at each of its locations. The Company's market area extends from the far Western suburbs of the Chicago metropolitan area across Central and Northern Illinois.

UnionBancorp common stock is listed on The Nasdaq Stock Market under the symbol "UBCD." Further information about UnionBancorp, Inc. can be found at the Company's website at http://www.ubcd.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934 as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and is including this statement for purposes of these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations of the Company, are generally identified by the use of words such as "believe," "expect," "intend," "anticipate," "estimate," or "project" or similar expressions. The Company's ability to predict results, or the actual effect of future plans or strategies, is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of the Company and the subsidiaries include, but are not limited to, changes in: interest rates; general economic conditions; legislative/regulatory changes; monetary and fiscal policies of the U.S. government, including policies of the U.S. Treasury and the Federal Reserve Board; the quality and composition of the loan or securities portfolios; demand for loan products; deposit flows; competition; demand for financial services in the Company's market areas; the Company's implementation of new technologies; the Company's ability to develop and maintain secure and reliable electronic systems; and accounting principles, policies, and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.

Contact:
Scott A. Yeoman
President and Chief Executive Officer
UnionBancorp, Inc.
scott.yeoman@ubcd.com

Kurt R. Stevenson
Senior Executive Vice President and Chief Financial Officer
UnionBancorp, Inc.
kurt.stevenson@ubcd.com